SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

July 9, 2008
Date of Report (Date of earliest event reported)

COLLECTIVE BRANDS, INC.
(Exact Name of Registrant as Specified in its Charter)

DELAWARE
(State or Other Jurisdiction of Incorporation)

1-14770	43-1813160
(Commission File Number)	(IRS Employer Identification No.)

3231 Southeast Sixth Avenue
Topeka, Kansas 66607-2207
(Address of Principal Executive Office) (Zip Code)

(785) 233-5171
(Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

G	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

G	Soliciting material pursuant to Rule 14a12 under the Exchange Act (17 CFR 240.14a-12)

G	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

G	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On July 9, 2008, Collective Brands, Inc. announced the election of LuAnn Via, as President and Chief Executive Officer of Payless ShoeSource, Inc. (the “Company”) effective July 22, 2008.

There are no arrangements or understanding between Ms. Via or any other person(s) pursuant to which she was selected as an officer, and the Company has not entered into, nor has any currently proposed plans to enter into, any transactions in which Ms. Via has or will have a direct or indirect material interest. In addition, there are no family relationships between Ms. Via and any other director or executive officer of the Company.

The Company and Ms. Via entered into an employment agreement effective July 22, 2008 (the “Employment Agreement”) providing that Ms. Via will be employed in the position of President and Chief Executive Officer of the Company.

Under the Employment Agreement, Ms. Via will receive an initial annual base salary of $675,000.  Ms. Via will be eligible to participate in the annual and long-term cash incentive bonus programs and arrangements established for the executives of the Company and the Company’s benefit plans and arrangements.  Ms. Via will also be eligible for future grants of restricted stock, stock-settled appreciation rights, and stock options and other equity based awards as may be made under the terms of the Collective Brands, Inc. Stock Incentive Plan.

The term of the Employment Agreement is initially scheduled to end on July 22, 2010. However, beginning on July 23, 2008, the Contract Term will be automatically extended each day by one day, until either party delivers to the other written notice of non-renewal.

If during the Employment Agreement term Ms. Via’s employment is terminated by the Company without “cause” (as defined in the Employment Agreement), she will be entitled to (i) a severance payment equal to two times her then-current base salary payable in a lump sum (provided that Ms. Via is not in violation with the non-compete, non-solicitation, confidentiality and work product provisions of the Employment Agreement), (ii) the amount of any annual award payable to her under Company’s Incentive Plan for senior executives of the Company (the “Incentive Plans”) for the fiscal year in which her employment is terminated, prorated by the number of days she is actively employed in that fiscal year divided by the number of days in the fiscal year, and payable no later than 2 ½ months from the end of the Company’s fiscal year, (iii) the long-term portion of her cash incentive bonus that would be payable under the terms of the Incentive Plans, (iv) any equity-linked awards consistent with the terms of the applicable award agreements, (iv) a special payment which is the equivalent, before taxes, to the portion paid by the Company towards 18 months of COBRA, and (v) executive level outplacement services.

Ms. Via is subject to non-competition and non-solicitation covenants during the term of the Employment Agreement and for a period of two years following termination of employment.  Ms. Via has also agreed to not use or disclose any Company confidential information and to assign all rights to any work products created by her.

A copy of the Company’s press release announcing the appointment of Ms. Via to the position of President and Chief Executive Officer is attached hereto as Exhibit 99.1 and incorporated herein by reference. The above discussion regarding her employment agreement is qualified by reference to the agreement filed as exhibit 10.1.

Item 9.01	Financial Statements and Exhibits.

Exhibits.
EXHIBIT #	DESCRIPTION
10.1	Employment Agreement with LuAnn Via made as of July 22, 2008
99.1	Press Release dated July 9, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

COLLECTIVE BRANDS, INC.

Date: July 9, 2008	By:	/s/ Ullrich E. Porzig
Ullrich E. Porzig
Senior Vice President Chief Financial Officer and Treasurer

EXHIBIT INDEX

EXHIBIT #	DESCRIPTION
10.1	Employment Agreement with LuAnn Via made as of July 22, 2008
99.1	Press Release dated July 9, 2008